Exhibit 5.1

	ATTORNEYS AT LAW	Broomfield, CO 720 566-4000
	Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Main 650 843-5000 Fax 650 849-7400	Reston, VA
703 456-8000
San Diego, CA
858 550-6000
San Francisco, CA
December 9, 2004		415 693-2000
www.cooley.com

Conor Medsystems, Inc. 1003 Hamilton Court Menlo Park, CA 94025	SUZANNE SAWOCHKA HOOPER (650) 843-5180 hooperss@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Conor Medsystems, Inc. (the “Company”) of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering an underwritten public offering of up to five million (5,750,000) shares of common stock, which includes up to five million five hundred thirty five thousand (5,535,000) shares to be sold by the Company, including five hundred thirty five thousand (535,000) shares for which the underwriters have been granted an over-allotment option (the “Company Shares”), and up to two hundred fifteen thousand (215,000) shares to be sold by a selling stockholder for which the underwriters have been granted an overallotment option (the “Selling Stockholder Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares and the Company Shares have been duly authorized by the Company, the Selling Stockholder Shares are validly issued, fully paid and non-assessable, and the Company Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be, validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ SUZANNE SAWOCHKA HOOPER

Suzanne Sawochka Hooper